Exhibit 99.1

Quantum Technologies Reports Eight Month Financial Results for Period Ended December 31, 2011

¡ December 31 Transitional Reporting enables Company to begin Reporting on a Calendar Year Basis

IRVINE, Calif., March 8, 2012 /PRNewswire-FirstCall/ — Quantum Fuel Systems Technologies Worldwide, Inc. (Nasdaq: QTWW), a leader in the development and production of hybrid propulsion and natural gas vehicle systems and other alternative energy technologies and applications including hybrid, plug-in hybrid, and hydrogen and owner of a portfolio of renewable energy farm projects, today reported its unaudited results for the eight month period ended December 31, 2011. On January 13, 2012, the Company changed its fiscal year end from April 30 to December 31 which was effective as of December 31, 2011. The results reported for the eight months represent the transition period between May 1, 2011 and December 31, 2011.

Eight Month Operating Results

For the eight month period ended December 31, 2011, revenues reached $24.5 million, an increase of $14.0 million, or 133%, from $10.5 million in the eight month period ended December 31, 2010. The increase in revenues was primarily due to increased product shipments to Fisker Automotive of components related to our Q-Drive TM hybrid drive system. During the eight month period ended December 31, 2011, the Company realized a $6.2 million improvement in operating performance as compared to the prior year period; however, due primarily to the recognition during the eight month period ended December 31, 2011 of non-cash impairment charges to goodwill, intangible assets and other long lived assets totaling approximately $27.2 million and the recognition of a charge of $1.7 million related to a facility exit obligation, our overall operating loss for the eight month period increased $22.7 million, from $12.7 million in the prior eight month period, to $35.4 million in the current period. Due to a decline in our market capitalization that occurred late in the 2011 calendar year, we initiated a detailed assessment of the fair value of our Electric Drive & Fuel Systems reporting unit and determined the carrying value exceeded its fair value and, as a result, concluded the fair value of the reporting unit no longer supported the full carrying amount of its goodwill. As a result, although our assessment has not yet been finalized, we recognized an estimated impairment charge of $18.0 million at December 31, 2011. During the eight month period ended December 31, 2011, we also had a $7.5 million write-down of intangible assets and goodwill at Schneider Power that was recognized at October 31, 2011 and $1.7 million in write-downs of assets associated with a planned solar module manufacturing line and certain other investments, of which $1.0 million was recognized at July 31, 2011 and $0.7 million was recognized at December 31, 2011.

Revenues for our Electric Drive & Fuel Systems segment increased $14.3 million from $10.0 million in the eight month period ended December 31, 2010, to $24.3 million in the eight month period ended December 31, 2011. Revenue from product sales for this segment increased $13.0 million during this period, from $1.9 million to $14.9 million, due to increased product shipments to Fisker Automotive and increased shipments of high pressure fuel storage systems for natural gas applications. Contract revenue for this segment increased $1.3 million, or 16%, from $8.1 million in the eight month period ended December 31, 2010, to $9.4 million in the current year eight month period. Contract revenue is derived primarily from system development, application engineering and qualification testing of our products and systems under funded contracts with OEMs and other customers. Exclusive of the goodwill impairment charge of $18.0 million, this segment had $1.0 million in operating income during the eight month period ended December 31, 2011, compared to a $5.7 million operating loss during the same period in the prior year. The significant improvement in operating performance was primarily due to the higher revenues and improved product margins during the current eight month period.

Revenues for our Renewable Energy segment include energy sales related to Schneider Power’s Providence Bay wind farm and revenue from construction management services on other projects. Revenues for this segment were $0.2 million for eight month period ended December 31, 2011, compared to $0.5 million in the same prior year period. The operating loss for this segment was $9.0 million in the eight month period ended December 31, 2011, compared to a loss of $1.0 million in the same prior year period. The operating loss for this segment for the eight month period ended December 31, 2011 included impairment charges of $7.5 million that were recorded at October 31, 2011, of which $5.0 million was to reduce the carrying value of the intangible asset associated with Schneider Power’s renewable energy project portfolio and $2.5 million was to fully write-off goodwill allocated to the Renewable Energy segment. The impairment charges were the result of industry wide factors and cancellations or delays in the development of certain of Schneider Power’s renewable energy projects caused by our inability to access sufficient capital to advance the development of such projects.

Our Corporate segment represents the general and administrative expenses that indirectly support our Electric Drive and Fuel Systems and Renewable Energy operating segments and consists primarily of personnel costs, share-based compensation costs, and general and administrative costs for executives, finance, legal, human resources, investor relations and the board of directors. Losses for this segment increased by $3.4 million, from $6.0 million in the eight month period ended December 31, 2010, to $9.4 million in the eight month period ended December 31, 2011. The increase was primarily the result of the $1.7 million facility exit charge and the $1.7 million impairment charge related to write-downs of assets associated with a planned solar module manufacturing line and certain other investments. Company-wide share-based compensation expense was $0.7 million and depreciation and amortization expense was $1.1 million in the eight month period ended December 31, 2011.

During the eight month period ended December 31, 2011, cash used in operations improved by $1.0 million, from $10.5 million used in the eight month period ended December 31, 2010, to $9.5 million used in the eight month period ended December 31, 2011.

During the eight month period ended December 31, 2011, we recognized a $1.1 million loss in equity in earnings of affiliates, primarily related to our equity share in losses of our German affiliate, Asola.

Our financial statements include fair value adjustments for the bifurcation of the derivative liabilities associated with embedded features contained within certain debt obligations and warrant contracts. Fair value adjustments of the derivative instruments, which are recorded as non-cash unrealized gains or losses, amounted to a $4.6 million gain in the eight month period ended December 31, 2011, compared to a $8.2 million gain in the eight month period ended December 31, 2010. The share price of our common stock is the primary underlying variable that impacts the value of the derivative instruments. Additional factors include the volatility of our stock price, our credit rating, discount rates, and stated interest rates.

Our overall net loss for the eight month period ended December 31, 2011 was $38.5 million, compared to a net loss of $6.5 million for the eight month period ended December 31, 2010. The increase in net loss was primarily due to the $27.2 million of impairment charges and the $3.6 million decline in the amount of gain from the fair value adjustments to our derivative instruments.

Alan P. Niedzwiecki, President and CEO, stated, “This transitional eight month reporting period provides financial results through December 31, 2011, and enables the Company to begin reporting financial results on a calendar year basis. We are excited with the year over year revenue growth in the business during this respective period and the approximately $34 million in revenues recognized for the twelve months of calendar year 2011. We anticipate that revenues will be higher during calendar 2012 compared to calendar year 2011, and anticipate we will realize improved operating performance as a result of this expanding revenue base.”

Quantum Fuel Systems Technologies Worldwide, Inc.

Condensed Consolidated Financial Information

	Eight Months Ended December 31,
	2010 (1)	2011 (2)
	(Unaudited)
Statements of Operations:
Revenue:
Net product sales	$2,114,182	$15,051,727
Contract revenue	8,401,281	9,425,994

Total revenue	10,515,463	24,477,721
Costs and expenses:
Cost of product sales	1,940,479	10,757,191
Research and development	11,255,514	10,311,898
Selling, general and administrative	9,721,856	11,351,127
Amortization and impairment of long-lived assets	281,928	27,430,955

Total costs and expenses	23,199,777	59,851,171

Operating loss	(12,684,314)	(35,373,450)
Interest expense, net	(2,329,530)	(4,298,489)
Fair value adjustments of derivative instruments, net	8,199,000	4,610,000
Loss on modification of debt and derivative instruments, net	—	(2,559,583)
Gain on settlement of debt and derivative instruments, net	—	220,226
Equity in earnings (losses) of affiliates, net	331,347	(1,110,702)
Other income	17,212	—

Loss from operations before income tax expense	(6,466,285)	(38,511,998)
Income tax benefit (expense)	(59,635)	14,718

Net loss attributable to stockholders	$(6,525,920)	$(38,497,280)

Net loss per share - basic and diluted	$(0.71)	$(2.47)
Weighted average shares outstanding - basic and diluted	9,252,394	15,577,364
Cash Flow Information:
Depreciation, amortization and impairment of long-lived assets	1,166,172	28,263,646
Net cash used in operating activities	(10,507,718)	(9,501,057)
Net cash used in investing activities	(1,415,011)	(1,081,067)
Net cash provided by financing activities	9,699,761	11,633,459

(1)	The 2010 eight month period is shown for comparative purposes and has been prepared on a pro forma and unaudited basis and includes certain estimates.
(2)	The 2011 eight month period represents the transition period between the closing of the Company’s most recent fiscal year of April 30, 2011 and the opening date of the Company’s newly selected calendar year reporting period of January 1, 2012.

	April 30, 2011	December 31, 2011
	(Audited)	(Unaudited)
Balance Sheet Information:
Cash and cash equivalents	$2,776,074	$3,798,181
Working capital (deficit)	(22,137,349)	(3,714,297)
Total assets	71,970,047	46,436,749
Total equity	38,578,045	25,573,412
Derivative instruments:
Current	$4,322,000	$953,000
Non-current	56,000	543,000

Total	$4,378,000	$1,496,000

Debt obligations, current & non-current:
Principal & accrued interest	$18,734,080	$12,761,131
Debt discounts	—	(4,033,591)

Total	$18,734,080	$8,727,540

Shares issued and outstanding:
Preferred stock; $0.001 par value	—	—
Series B common stock; $0.02 par value	49,998	49,998
Common stock; $0.02 par value	11,794,762	26,617,369

Total	11,844,760	26,667,367

The Company is providing estimated results for the eight month period ended December 31, 2011, in advance of its full financial statements, which the Company expects to file with the Securities and Exchange Commission (the “SEC”) later this month. The results are subject to change prior to the filing of the financial statements with the SEC.

About Quantum

Quantum Fuel Systems Technologies Worldwide, Inc., a fully integrated alternative energy company, is a leader in the development and production of hybrid propulsion and natural gas vehicle systems and other alternative energy technologies. Quantum’s wholly owned subsidiary, Schneider Power Inc., complements Quantum’s emerging renewable energy presence through the development and ownership of wind and solar farms. Quantum’s portfolio of technologies includes electronic controls, hybrid electric drive systems, hydrogen storage and metering systems, and alternative fuel technologies that enable fuel efficient, low emission hybrid, plug-in hybrid electric, fuel cell, and natural gas vehicles. Quantum’s powertrain engineering, system integration, vehicle manufacturing, and assembly capabilities provide fast-to-market solutions to support the production of hybrid and plug-in hybrid, hydrogen-powered hybrid, fuel cell, alternative fuel, and specialty vehicles, as well as modular, transportable hydrogen refueling stations. Quantum’s customer base includes automotive OEMs, dealer networks, fleets, aerospace industry, military and other government entities, and other strategic alliance partners.

More information can be found about Quantum’s products and services at www.qtww.com.

Forward-Looking Statements

All statements included in this release, other than statements of historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended. Forward-looking statements can generally be identified by words such as “may,” “could,” “will,” “should,” “assume,” “expect,” “anticipate,” “plan,” “intend,” “believe,” “predict,” “estimate,” “forecast,” “outlook,” “potential,” or “continue,” or the negative of these terms, and other comparable terminology. Examples of forward-looking statements made herein include statements regarding our anticipation that revenues will be higher during calendar 2012 compared to calendar year 2011 and the estimated amount of impairment charges recognized at December 31, 2011. Although we believe the expectations and intentions reflected in our forward-looking statements are reasonable, we cannot assure you that these expectations and intentions will prove to be correct. Various risks and other factors, including the finalization of our operating data and financial results for the eight month period ended December 31, 2011 and those identified in the “Risk Factors” section of the prospectus supplement we filed with the SEC on December 16, 2011, in our 10-K for the eight month period ended December 31, 2011, which we expect to file with the SEC later this month, and those included in our other public filings could cause actual results, and actual events that occur, to differ materially from those contemplated by the forward looking statements. Many of the risk factors are beyond our ability to control or predict. You should not unduly rely on any of our forward-looking statements. These statements are made only as of the date of this release and, except as required by law, we are not obligated to publicly release any revisions to these forward-looking statements to reflect future events or developments.

For more information regarding Quantum, please contact:

Investor Relations

Brion D. Tanous

Principal, CleanTech IR, Inc.

Email: btanous@cleantech-ir.com

(310) 541-6824

Dale Rasmussen

(206) 315-8242

Email: drasmussen@qtww.com

(C)2012 Quantum Fuel Systems Technologies Worldwide, Inc.

17872 Cartwright Road, Irvine, CA 92614

Phone 949-399-4500        Fax 949-399-4600